EXHIBIT 10.1

CHAMPION ENTERPRISES, INC.

CASH COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

I. GENERAL PROVISIONS

1.1          Establishment. On March 15, 2006, the Board of Directors (“Board”) of Champion Enterprises, Inc. (“Corporation”) adopted the Champion Enterprises, Inc. Cash Compensation Plan for Non-Employee Directors (“Plan”).

1.2          Purpose. The purpose of the Plan is to (i) promote the best interests of the Corporation and its shareholders, and (ii) enhance the ability of the Corporation to attract and retain qualified Directors.

1.3          Definitions. As used in this Plan, the following terms have the meaning described below:

(a)          “Annual Meeting” means the Corporation’s annual meeting of shareholders.

(b)	“Board” means the Board of Directors of the Corporation.

(c)          “Cash Retainer” means the cash component of a Director’s compensation for services on the Board.

(d)           “Committee” means the Compensation and Human Resources Committee of the Board.

(e)          “Corporation” means Champion Enterprises, Inc., a Michigan corporation.

(f)           “Lead Independent Director” means the Non-Employee Director elected to serve as the Lead Independent Director for the Board.

(g)          “Non-Employee Director” means an individual who has been elected or appointed to serve as a Non-Employee Director of the Corporation and is not an employee of the Corporation or a subsidiary of the Corporation.

(h)          “Plan” means the Champion Enterprises, Inc. Cash Compensation Plan for Non-Employee Directors, the terms of which are set forth herein, and any amendments thereto.

1.4	Administration.

(a)          The Plan shall be administered by the Committee. The members of the Committee shall be appointed by, and may be changed at any time and from time to time at, the discretion of the Board.

(b)          The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration shall be final and binding upon all Non-Employee Directors. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

1.5          Eligibility and Participation. All Non-Employee Directors as defined in Section 1.4(g) are eligible to participate in the Plan as described in Article II.

II. CASH RETAINERS

2.1          Cash Retainers. On each Annual Meeting date, each individual elected or reelected as a Non-Employee Director at an Annual Meeting shall be entitled to a Cash Retainer of $30,000, paid quarterly in arrears for his or her services as a Non-Employee Director until the next Annual Meeting. A Non-Employee Director also shall receive a $1,500 fee for personal attendance, or $750 for telephonic attendance, at each Board meeting. A Non-Employee Director who serves as the Non-Employee Chairman of the Board shall be entitled to a Cash Retainer of $60,000.

2.2          Committee Service. Non-Employee Directors who serve on the Audit and Financial Services Committee also shall be entitled to an annual cash retainer of $15,000 and Non-Employee Directors who serve on the Compensation and Human Resources Committee or the Nominating and Corporate Governance Committee shall be entitled to an annual cash retainer of $9,000, paid quarterly in arrears for his or her services on such committee until the next Annual Meeting.

2.3          Committee Chairpersons. A Non-Employee Director who serves as a committee chairperson shall receive an additional annual Cash Retainer of $4,500, paid on the same basis as the normal Cash Retainer.

2.4          Lead Independent Director. A Non-Employee Director who serves as the Lead Independent Director shall receive an additional annual Cash Retainer of $30,000, paid on the same basis as the normal Cash Retainer.

2.5          New Non-Employee Directors. Any new Non-Employee Director who is appointed by the Board to fill a vacancy on the Board prior to an Annual Meeting shall receive a prorated Cash Retainer and any committee retainer for such interim term.

III. MISCELLANEOUS

3.1          Amendment and Termination. The Plan may be amended or terminated by the Board of Directors at any time upon the recommendation of the Committee.

3.2	General Provisions.

(a)          Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any individual the right to continue to serve as a Non-Employee Director of the Corporation.

(b)          Nothing in this Plan is intended to preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Non-Employee Directors that the Corporation now has or may hereafter put into effect.

3.3          Assignability. No right to receive payment hereunder shall be transferable or assignable by a Non-Employee Director except by will or the laws of descent and distribution.

3.4          Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, this Champion Enterprises, Inc. Cash Compensation Plan for Non-Employee Directors has been executed on behalf of the Corporation on this the 15th day of March, 2006.

CHAMPION ENTERPRISES, INC.

By:	/s/ William C. Griffiths
William C. Griffiths
Chairman of the Board of Directors, President, and Chief Executive Officer

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